Exhibit 16.1

Securities and Exchange Commission	May 5, 2017
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentleman:

We have read Item 4.01 of Form 8-K dated May 5, 2017, of Altimmune, Inc. and are in agreement with the statements contained in paragraphs 6-8 on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP